Execution version

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT, dated as of October __, 2017 (this “Agreement”), is entered into by and between Hamlet Holdings LLC, a Delaware limited liability company (“Contributor”), and Caesars Entertainment Corporation, a Delaware corporation (“CEC” and, together with Contributor, each a “Party” and collectively, the “Parties”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, CEC and Caesars Acquisition Company, a Delaware corporation (“CAC”), have entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, as amended by that certain First Amendment to Amended and Restated Plan of Merger, dated as of February 20, 2017 (the “Merger Agreement”), pursuant to which, among other things, CAC will merge with and into CEC at the Effective Time (the “Merger”) with the current shareholders of CAC receiving shares of CEC Common Stock (the “New CEC Shares”) in exchange for their shares of CAC Common Stock in the Merger;

WHEREAS, pursuant to the Third Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Dkt. 6318] (In re Caesars Entertainment Operating Company, Inc. et. al. Case No. 15 01145 (ABG)), as amended (the “Plan”), as contemplated by that certain Second Amended Restructuring Support and Forbearance Agreement, dated as of October 4, 2016, by and among CEC and the other parties thereto, the Holders (as defined below) shall contribute to CEC, as of immediately following the Effective Time but prior to the effectiveness of the Plan, all 87,605,299 of the shares of CEC Common Stock owned by the Holders (as defined below) before giving effect to the Merger (the “Existing CEC Shares”);

WHEREAS, pursuant to the Irrevocable Proxy, dated November 22, 2010 (the “Irrevocable Proxy”), made and granted by the parties listed in Schedule A thereto (collectively, the “Holders”), as of the date of this Agreement, Contributor has the sole voting and sole dispositive power with respect to the Existing CEC Shares; and

WHEREAS, Contributor, as true and lawful proxy and attorney-in-fact for the Holders pursuant to the Irrevocable Proxy, wishes to contribute and assign to CEC all of Contributor’s and each Holder’s right, title and interest in and to the Existing CEC Shares (the “Contribution”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and upon the terms and subject to the conditions set forth in this Agreement, the Parties agree as follows:

1.                  Contribution.  Effective as of immediately following the Effective Time, in accordance with, and subject to, the provisions of this Agreement, Contributor (on behalf of itself and the Holders) hereby contributes, assigns, transfers and delivers to CEC, and CEC does hereby acquire and accept from Contributor, the Contribution, in a transaction intended to be treated for U.S. federal income tax purposes as a tax-free capital contribution, with the current tax basis of the Existing CEC Shares reallocated to increase the current tax basis of the New CEC Shares to be held by the Holders.

2.                  Further Assurances.  Each Party covenants and agrees to take such action and to execute and deliver such further assignment or other transfer documents, in each case, as the other Party may reasonably request, to effect and evidence the foregoing transaction.  The Parties shall reasonably cooperate in delivering an instruction letter to Computershare instructing Computershare to take such steps as required to reflect the Contribution.

3.                  Cancellation and Retirement.  CEC shall cancel and retire the Existing CEC Shares promptly, and in any event, within five Business Days of receipt.

4.                  Stockholders’ Agreement.  Reference is made to that certain Stockholders’ Agreement, dated as of January 28, 2008, by and among Apollo Hamlet Holdings, LLC, a Delaware limited liability company, Apollo Hamlet Holdings B, LLC, a Delaware limited liability company, TPG Hamlet Holdings, LLC, a Delaware limited liability company, TPG Hamlet Holdings B, LLC, a Delaware limited liability company, Co-Invest Hamlet Holdings, Series LLC, a Delaware series limited liability company, Co-Invest Hamlet Holdings B, LLC, a Delaware series limited liability company, Contributor, and CEC (as amended from time to time, the “Stockholders’ Agreement”).  In furtherance of the Plan, each of the Sponsors and Stockholders (each as defined in the Stockholders’ Agreement) hereby acknowledges and agrees that each provision of the Stockholders’ Agreement (including Articles III and IV thereof) is terminated upon the effectiveness of the Plan.

5.                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (excluding any provision regarding conflicts of laws).

6.                  Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement is not assignable by either Party without the prior written consent of the other Party. Any conveyance, assignment or transfer made in violation of this Section 6 will be void ab initio.

7.                  Counterparts.  This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

8.                  Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement. This Agreement supersedes and cancels all prior and contemporaneous negotiations, agreements and understandings of the Parties of any nature, whether oral or written, relating thereto. This Agreement may not be amended or modified except by a written instrument executed by the Parties.

9.                  No Third Party Beneficiaries.  Nothing in this Agreement shall confer any rights upon any person other than the Parties, each of their respective Affiliates, each of the persons signing this Agreement, and their respective heirs, successors and permitted assigns.

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10.              Disclaimer. The contribution and assignment effected by this Agreement is made without any recourse and without any representation or warranty of any kind, express or implied.

11.              Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CONTRIBUTOR:

HAMLET Holdings LLC

By:
Name: Leon Black, solely on behalf of
Contributor in his capacity as a Member
Title: Member

By:
Name: David Bonderman, solely on behalf of
Contributor in his capacity as a Member
Title: Member

By:
Name: James Coulter, solely on behalf of
Contributor in his capacity as a Member
Title: Member

By:
Name: Joshua Harris, solely on behalf of
Contributor in his capacity as a Member
Title: Member

By:
Name: Marc Rowan, solely on behalf of
Contributor in his capacity as a Member
Title: Member

[Signature Page to Contribution Agreement]

CEC:

CAESARS ENTERTAINMENT CORPORATION

By:
Name:
Title:

[Signature Page to Contribution Agreement]